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                                                                    EXHIBIT 5.1



               [CLEARY, GOTTLIEB, STEEN, & HAMILTON LETTERHEAD]

Writer's Direct Dial: (212) 225-2420

                                                                     May 1, 2003

ON Semiconductor Corporation
5005 E. McDowell Road
Phoenix, AZ 85008

                        Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of (i) the 12% Senior Secured Notes due 2010 (the "Exchange Notes") of ON Semiconductor Corporation ("ON Semiconductor") and Semiconductor Components Industries, LLC ("SCI LLC" and, together with ON Semiconductor, the "Issuers") to be offered in exchange for all of the Issuers' outstanding 12% Senior Secured Notes due 2010 (the "Initial Notes") and (ii) the Guarantees of the Exchange Notes (the "Guarantees" and, together with the Exchange Notes, the "Securities") by SCG (Malaysia SMP) Holding Corporation, SCG (Czech) Holding Corporation, SCG (China) Holding Corporation, Semiconductor Components Industries Puerto Rico, Inc., SCG International Development LLC, Semiconductor Components Industries of Rhode Island, Inc. and Semiconductor Components Industries International of Rhode Island, Inc. (collectively, the "Guarantors" and, together with the Issuers, the "Registrants"). The Securities will be issued pursuant to an indenture (the "Indenture"), dated as of March 3, 2003, among the Registrants and Wells Fargo Bank Minnesota, National Association, as trustee.

         We have participated in the preparation of the Registration Statement and have reviewed originals or copies certified or otherwise identified to our satisfaction of such documents and records of ON Semiconductor and its subsidiaries (together, the "Company") and such other instruments and other certificates of public officials, officers and representatives of

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ON Semiconductor Corporation, p. 2


the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

         Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form filed as an exhibit to the Registration Statement, have been duly executed and authenticated in accordance with the Indenture, and duly issued and delivered by the Issuers in exchange for an equal principal amount of Initial Notes pursuant to the terms of the Registration Rights Agreement in the form filed as an exhibit to the Registration Statement, the Securities will be legal, valid, binding and enforceable obligations of the Registrants, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

         The foregoing opinion is limited to the law of the State of New York.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                             Very truly yours,

                                              CLEARY, GOTTLIEB, STEEN & HAMILTON


                                               By   /s/  STEPHEN H. SHALEN
                                                  ______________________________
                                                    Stephen H. Shalen, a partner